Exhibit 10.4

CHANGE IN CONTROL RETENTION AGREEMENT

This Change in Control Retention Agreement (this “Agreement”) is entered into as of [DATE], by and between Organogenesis Holdings Inc., a Delaware corporation with its principal offices located at 85 Dan Road, Canton, Massachusetts 02021 (together with its successors and assigns, the “Company”), and [name of board member] (the “Director”).

WHEREAS, the Director is currently a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Board, after a recommendation from the Compensation Committee of the Board, has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and service of the Director, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.    Accelerated Vesting on a Change in Control.

1.1.     Definition of Terms

(a)    “Accelerated Vesting Benefit” shall mean that, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Director shall immediately accelerate and become fully exercisable, vested or nonforfeitable as of the date of the Director ceasing to serve as a member of the Board.

(b)    ”Change in Control” shall mean the occurrence of any of the following: (i) the acquisition other than by the Control Group by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company’s assets or a merger or sale of stock wherein the holders of the Company’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; (iii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; and/or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(c)    “Control Group” means the stockholders of the Company who are parties as of the date hereof to the Controlling Stockholders’ Agreement by and among such stockholders and the Company dated as of December 10, 2018.

1.2.     Accelerated Vesting. If the Director is serving as a member of the Board immediately prior to a Change in Control, the Director shall receive the Accelerated Vesting Benefit upon the Change in Control.

2.    Other Provisions.

2.1.     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally (including by overnight courier) or, if sent by regular mail, three days after the date of deposit in the United States mails addressed as follows:

(a)    if to the Company, to:

Organogenesis Holdings Inc.

85 Dan Road

Canton, Massachusetts 02021

Attention: Chair of the Compensation Committee

(b)    if to the Director, to the address set forth on the signature page hereto;

or to such other address as either party may from time to time provide to the other by notice as provided in this section.

2.2.     Entire Agreement. This Agreement and the other agreements between the Director and the Company referred to in this Agreement constitute the entire agreement and understanding between the Company and the Director regarding the subject matter hereof, and supersede all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Director with respect to the subject matter of this Agreement.

2.3.     Waiver or Amendment.

(a)    The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy.

(b)    No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Director and the Company.

2.4.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws rules.

2.5.     Successors; Assignment. The Company shall require any successor via a Change in Control (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Director and their respective heirs, personal representatives, legal representatives, successors and assigns.

2.6.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof. If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.

2.7.    Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.

2.8.    Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

2.9.    Authority to Execute. The undersigned representative of the Company represents and warrants that he has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board. Upon the Director’s acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Director and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

DIRECTOR	ORGANOGENESIS HOLDINGS INC.

By:
Name:
Address:

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